FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
February 17, 2000                            Vice President-Investor Relations
                                             214/978-2691


           HALLIBURTON DIVIDEND DECLARATION AND SHAREHOLDERS' MEETING

         DALLAS, Texas - The board of directors of Halliburton Company (NYSE:HAL) today declared a first quarter dividend of 12.5 cents a share on the company's common stock payable March 23, 2000 to shareholders of record at the close of business on March 2, 2000.
         The company's annual meeting of shareholders was set for May 16, 2000 in Dallas, Texas. Record date for determination of shareholders entitled to vote at such meeting is March 20, 2000 at the close of business.
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group and Dresser Equipment Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.
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